Exhibit 99.1
COMMERCE ENERGY GROUP, INC.
AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Effective May 12, 2006
     On May 12, 2006, the Board of Directors of Commerce Energy Group, Inc. amended and restated the following compensation policy with respect the Company’s non-employee directors. This policy may be changed by the Board of Directors from time-to-time.
     Cash Compensation. Each non-employee director is paid a quarterly retainer of $8,000, a fee of $1,000 for each Board meeting which the Board member attends in person and a fee of $750 for each Board meeting which the Board member attends telephonically. The non-executive Chairman of the Board will also receive a supplemental quarterly retainer of $4,000. Directors who served on Board committees (other than the chairman of such committee) are paid $750 for each committee meeting the Board member attends in person and a fee of $500 for each Committee meeting which the Board member attends telephonically. Committee chairpersons are paid $1,000 for each committee meeting the chairperson attends, whether in person or telephonically. In addition, each non-employee director is entitled to receive reimbursement for reasonable travel expenses in accordance with the Company’s travel expense policy with respect to each Board or Board committee meeting that such non-employee director attends in person if the director resides 25 miles or more from the site of the meeting.
     Equity-Based Awards. Following the initial appointment or election of each non-employee director to the Board, he or she will be (a) issued 10,000 restricted shares of the Company’s common stock, par value $.001 per share (“Common Stock”), pursuant to the Company’s 2006 Stock Incentive Plan or any successor plan, and such shares shall vest in full on the first day of the month in which the one year anniversary of the date of issuance occurs with any unvested shares being forfeited to the Company if the Board member’s service is terminated, and (b) granted an option to purchase 20,000 shares of Common Stock pursuant to the Company’s 2006 Stock Incentive Plan or any successor plan.
     In addition, on or following the date of each annual meeting of stockholders at which directors are elected, each non-employee director who is either re-elected as a non-employee director or who continues in office as an incumbent director, will be (a) issued 10,000 shares of restricted Common Stock pursuant to the Company’s 2006 Stock Incentive Plan or any successor plan, and such shares shall vest in full on January 1 of the next succeeding calendar year after the date of issuance with any unvested shares being forfeited to the Company if the Board member’s service is terminated, and (b) granted an option to purchase 20,000 shares of Common Stock pursuant to the Company’s 2006 Stock Incentive Plan or any successor plan.
     Any options granted in accordance with this policy will have the following terms and conditions: (a) the options shall be subject to all terms and conditions of the Company’s 2006 Stock Incentive Plan or any successor plan; (b) the options shall vest quarterly at a rate of one quarter (1/4) of the amount of the grant on each three-month anniversary of the date of grant, with any unvested options being forfeited if the Board member’s service is terminated; (c) the options shall have a term of 6 years from the date of grant; (d) any vested options may be exercised during the time the Board member is serving as a director or after such person ceases to be a director prior to the expiration of the term of the option; and (e) the exercise price per share shall be 100% of the fair market value of the Common Stock on the date of grant.